Exhibit 99

Gorman-Rupp Reports Second Quarter 2021 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--July 23, 2021--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the second quarter and six months ended June 30, 2021.

Second Quarter 2021 Highlights

  Second quarter earnings per share were $0.27 compared to $0.22 per share for the second quarter of 2020
    Second quarter results included a non-cash pension settlement charge of $0.05 per share in 2021 and $0.06 per share in 2020
  Net sales increased 8.4% or $7.2 million compared to the second quarter of 2020 and increased 4.5% compared to the first quarter of 2021
  Incoming orders increased 46.6% compared to the second quarter of 2020 and increased 18.2% compared to the first quarter of 2021
  Backlog improved to $153.0 million at June 30, 2021, increasing $27.5 million during the second quarter

Net sales for the second quarter of 2021 were $93.0 million compared to net sales of $85.8 million for the second quarter of 2020, an increase of 8.4% or $7.2 million. Domestic sales increased 8.1% or $4.8 million and international sales increased 9.1% or $2.4 million compared to the same period in 2020. As the global economy has started to recover from the COVID-19 pandemic, sales and incoming orders have increased across nearly all of our markets.

Sales in our water markets increased 4.5% or $2.8 million in the second quarter of 2021 compared to the second quarter of 2020. Sales increased $3.1 million in the repair market, $1.6 million in the construction market, $0.9 million in the fire protection market, and $0.5 million in the agriculture market. Partially offsetting these increases was a sales decrease of $3.3 million in the municipal market primarily due to timing of shipments.

Sales in our non-water markets increased 18.1% or $4.4 million in the second quarter of 2021 compared to the second quarter of 2020. Sales increased $2.1 million in the petroleum market, $2.0 million in the OEM market, and $0.3 million in the industrial market.

Gross profit was $24.7 million for the second quarter of 2021, resulting in gross margin of 26.5%, compared to gross profit of $21.8 million and gross margin of 25.5% for the same period in 2020. Gross margin improved 100 basis points due to improved leverage on fixed labor and overhead resulting from increased sales volume.

Selling, general and administrative (“SG&A”) expenses were $14.1 million and 15.1% of net sales for the second quarter of 2021 compared to $12.9 million and 15.0% of net sales for the same period in 2020. SG&A expenses increased 9.4% or $1.2 million and increased 10 basis points as a percentage of sales. The increase in SG&A expenses is the result of compensation, travel and other expense items returning closer to pre-pandemic levels as operational activities begin to return to normal.

Operating income was $10.6 million for the second quarter of 2021, resulting in an operating margin of 11.4%, compared to operating income of $9.0 million and operating margin of 10.5% for the same period in 2020. Operating margin improved 90 basis points primarily as a result of improved leverage on fixed labor and overhead resulting from increased sales volume.

Other income (expense), net was $1.7 million of expense for the second quarter of 2021 compared to expense of $1.9 million for the same period in 2020. The decrease to expense was due primarily to a decrease in non-cash pension settlement charges from $1.9 million in the second quarter of 2020 to $1.7 million in the second quarter of 2021.

Net income was $7.1 million for the second quarter of 2021 compared to $5.6 million in the second quarter of 2020, and earnings per share were $0.27 and $0.22 for the respective periods. Earnings per share for the second quarter included a non-cash pension settlement charge of $0.05 per share in 2021 and $0.06 per share in 2020.

Year to date 2021 Highlights

Net sales for the first six months of 2021 were $182.0 million compared to net sales of $177.5 million for the first six months of 2020, an increase of 2.6% or $4.5 million. Domestic sales increased 1.7% or $2.0 million and international sales increased 4.7% or $2.5 million compared to the same period in 2020.

Sales in our water markets increased 2.7% or $3.4 million in the first six months of 2021 compared to the first six months of 2020. Sales increased $4.0 million in the repair market, $2.1 million in the construction market, and $0.7 million in the agriculture market. Partially offsetting these increases was a decrease of $3.4 million in the municipal market, while the fire market was flat.

Sales in our non-water markets increased 2.2% or $1.1 million in the first six months of 2021 compared to the first six months of 2020. Sales in the petroleum market increased $2.2 million and sales in the OEM market increased $1.0 million. Partially offsetting these increases was a decrease of $2.1 million in the industrial market.

Gross profit was $47.7 million for the first six months of 2021, resulting in gross margin of 26.2%, compared to gross profit of $45.3 million and gross margin of 25.5% for the same period in 2020. Gross margin improved 70 basis points due principally to improved leverage on fixed labor and overhead resulting from increased sales volume compared to the first six months of 2020.

SG&A expenses were $28.1 million and 15.5% of net sales for the first six months of 2021 compared to $27.7 million and 15.6% of net sales for the same period in 2020. SG&A expenses increased 1.5% or $0.4 million but improved 10 basis points as a percentage of sales.

Operating income was $19.6 million for the first six months of 2021, resulting in an operating margin of 10.8%, compared to operating income of $17.6 million and operating margin of 9.9% for the same period in 2020. Operating margin improved 90 basis points primarily as a result of improved leverage on fixed labor and overhead resulting from increased sales volume compared to the first six months of 2020.

Other income (expense), net was $1.4 million of expense for the first six months of 2021 compared to expense of $3.6 million for the same period in 2020. The decrease to expense was due primarily to reduced non-cash pension settlement charges of $1.7 million in 2021 compared to $3.4 million in 2020.

Net income was $14.5 million for the first six months of 2021 compared to $11.1 million in the first six months of 2020, and earnings per share were $0.56 and $0.43 for the respective periods. Earnings per share included a non-cash pension settlement charge of $0.05 per share in 2021 and $0.10 per share in 2020.

The Company’s backlog of orders was $153.0 million at June 30, 2021 compared to $110.3 million at June 30, 2020 and $113.1 million at December 31, 2020. Incoming orders increased 21.6% for the first six months of 2021 compared to the same period in 2020. Incoming orders during the second quarter of 2021 increased 46.6% when compared to the same period last year.

Capital expenditures for the first six months of 2021 were $3.5 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2021 are presently planned to be in the range of $12-$15 million.

Jeffrey S. Gorman, Chairman and CEO commented, “As the global economy has started to recover from the COVID-19 pandemic, our incoming orders have continued to improve. We were pleased that the increases in both sales and incoming orders have been broad-based, with almost all of our markets showing increases. This resulted in a record level of incoming orders during the second quarter of 2021 giving us a very strong backlog position as we enter the second half of the year. Although operations are beginning to return to normal, the global economic recovery is not without its challenges. We continue to manage developments in our global supply chain related to material costs and availability, lead times and transportation challenges. Our approach to building inventory levels during the pandemic has allowed us to continue to meet our customers’ needs.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: company specific risk factors including (1) loss of key personnel; (2) intellectual property security; (3) acquisition performance and integration; (4) impairment in the value of intangible assets, including goodwill; (5) defined benefit pension plan settlement expense; and (6) family ownership of common equity; and general risk factors including (7) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (8) highly competitive markets; (9) availability and costs of raw materials; (10) cyber security threats; (11) compliance with, and costs related to, a variety of import and export laws and regulations; (12) environmental compliance costs and liabilities; (13) exposure to fluctuations in foreign currency exchange rates; (14) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (15) changes in our tax rates and exposure to additional income tax liabilities; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net sales	$93,015	$85,814	$182,042	$177,485
Cost of products sold	68,342	63,965	134,326	132,188

Gross profit	24,673	21,849	47,716	45,297

Selling, general and
administrative expenses	14,059	12,852	28,129	27,723

Operating income	10,614	8,997	19,587	17,574

Other income (expense), net	(1,705)	(1,930)	(1,360)	(3,617)

Income before income taxes	8,909	7,067	18,227	13,957
Income taxes	1,812	1,433	3,701	2,837

Net income	$7,097	$5,634	$14,526	$11,120

Earnings per share	$0.27	$0.22	$0.56	$0.43

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

			June 30,	December 31,
			2021	2020
Assets
Cash and cash equivalents			$124,294	$108,203
Accounts receivable, net			58,550	50,763
Inventories, net			81,742	82,686
Prepaid and other			6,738	5,169

Total current assets			271,324	246,821

Property, plant and equipment, net			105,854	108,666

Other assets			5,477	4,795

Goodwill and other intangible assets, net			33,762	34,175

Total assets			$416,417	$394,457

Liabilities and shareholders' equity
Accounts payable			$16,615	$9,466
Accrued liabilities and expenses			35,223	29,035

Total current liabilities			51,838	38,501

Pension benefits			9,615	9,232

Postretirement benefits			28,177	28,250

Other long-term liabilities			1,831	2,961

Total liabilities			91,461	78,944

Shareholders' equity			324,956	315,513

Total liabilities and shareholders' equity			$416,417	$394,457

Shares outstanding			26,116,140	26,101,992

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.